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                                                                    EXHIBIT 99.4
                                STAMPS.COM INC.

                       STOCK OPTION ASSUMPTION AGREEMENT
                          ISHIP.COM, INC. CORPORATION
                      AMENDED AND RESTATED 1997 STOCK PLAN

Optionee:

     STOCK OPTION ASSUMPTION AGREEMENT effective as of the 7th day of March 200 by Stamps.com Inc., a Delaware corporation ("Stamps.com").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of iShip.com, Inc., A Delaware corporation ("Iship.com"), which were granted to Optionee under the iShip.com Amended and Restated 1997 Stock Plan (the "Plan").

     WHEREAS, each outstanding iShip.com option is evidenced by a Stock option Agreement, with any shares purchased under such options to be subject to the terms and conditions of a Stock Purchase Agreement. Such Stock Option Agreement and Stock Purchase Agreement shall be collectively referred to herein as the "Option Agreement."

     WHEREAS, iShip.com has been acquired by Stamps.com through the merger of iShip.com with Stamps.com (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between Stamps.com and iShip.com (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require the obligations of iShip.com under each outstanding option under the Plan to be assumed by Stamps.com at the consummation of the Merger, and the holder of each such outstanding option to be issued an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.22545936 of a share of Stamps.com Common Stock, par value $0.001 par value per share ("Stamps.com Stock"), for each outstanding share of iShip.com common stock ("iShip.com Stock").

     WHEREAS, the purpose of the Agreement is to evidence the assumption by Stamps.com of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Stamps.com.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of iShip.com Stock subject to the options held by Optionee immediately prior to the Effective Time (the "iShip.com Options") and the exercise price payable per share are set forth below. Stamps.com hereby assumes, as of the Effective Time, all the duties and obligations of iShip.com under each of the iShip.com Options. In
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connection with such assumption, the number of shares of Stamps.com Stock purchasable under each iShip.com Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Stamps.com Stock subject to each iShip.com Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Stamps.com Stock under the assumed iShip.com Option shall also be indicated for that option below.

-------------------------------------------------------------------------------------------------
               ISHIP.COM STOCK OPTIONS                         STAMPS ASSUMED OPTIONS
-------------------------------------------------------------------------------------------------
    # of Shares of               Exercise Price        # of Shares of        Adjusted Exercise
   iShip.com Common               per Share               Stamps.com          Price per Share
         Stock                                           Common Stock
-------------------------------------------------------------------------------------------------
   iShip.com Shares          $iShip.com Price          Stamps.com Shares      $Stamps.com Price
-------------------------------------------------------------------------------------------------

     2. The intent of the foregoing adjustments to each assumed iShip.com Option is to assure that the spread between the aggregate fair market value of the shares of Stamps.com Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the iShip.com Stock subject to the iShip.com Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the iShip.com Option immediately prior to the Merger.

     3. The following provisions shall govern each iShip.com Option hereby assumed by Stamps.com:

         (a) Unless the context otherwise requires, all references in the Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) shall be adjusted as follows: (I) all references to the "Company" shall mean Stamps.com, (ii) all references to "Share" shall mean shares of Stamps.com Stock, (iii) all references to "Common Stock" shall mean Stamps.com Stock, (iv) all references to the "Board" shall mean the Board of Directors of Stamps.com and (v) all references to the "Committee" shall mean the Compensation Committee of the Stamps.com Board of Directors.

         (b) The grant date and the expiration date of each assumed iShip.com Option and all other provisions which govern either the exercise or the termination of the assumed iShip.com Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Stamps.com Stock under the assumed iShip.com Option.

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         (c) Pursuant to the terms of the Options Agreement and the Plan, none of the iShip.com Options assumed by Stamps.com hereunder shall vest as to any shares on an accelerated basis in connection with the Merger. Accordingly, each assumed iShip.com Option shall continue to vest and become exercisable for the unvested shares of Stamps.com Stock subject to that option in accordance with the same installment vesting schedule in effect for that option, pursuant to the provisions of the applicable Option Agreement, immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

         (d) Any unvested shares of Stamps.com Stock acquired upon the exercise of the assumed iShip.com Options shall remain subject to a right of repurchase, exercisable by Stamps.com (as the successor of iShip.com) at the adjusted exercise price paid per share, upon Optionee's termination of service with Stamps.com. The terms and provisions governing the exercise of such repurchase right shall be as set forth in the Option Agreement applicable to the assumed iShip.com Option under which those unvested shares are acquired.

         (e) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of iShip.com, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Stamps.com or any present or future majority-owned Stamps.com subsidiary. Accordingly, the provisions of the Option Agreements governing the termination of the assumed iShip.com Options or the exercise of Stamps.com's repurchase rights with respect to any unvested Stamps.com Stock purchased under such options and unvested at the time of Optionee's cessation of service as an employee or a consultant of iShip.com shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Stamps.com and its majority-owned subsidiaries. Each assumed iShip.com Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Stamps.com and its majority-owned subsidiaries.

         (f) The adjusted exercise price payable for the Stamps.com Stock subject to each assumed iShip.com Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Stamps.com Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as iShip.com Stock prior to the Merger shall be taken into account.

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         (g) In order to exercise each assumed iShip.com Option, Optionee must deliver to Stamps.com a written notice of exercise in which the number of shares of Stamps.com Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Stamps.com Stock and should be delivered to Stamps.com as the following address:

                                Stamps.com Inc.
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                     Attention:  Stock Plan Administration

         4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

         IN WITNESS WHEREOF, Stamps.com, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of March 2000.



                              STAMPS.COM INC.

                              By: _________________________

                              Title: ______________________


                                ACKNOWLEDGEMENT

         The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her iShip.com Options hereby assumed by Stamps.com are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.



                              ________________________________________
                              OPTIONEE



DATED: _____________, 2000

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